Change in Independent Accountants

Based on the recommendation of the Audit Committee of the Colonial Municipal Money Market Fund (the "Fund") on June 18, 1999, the Board of Trustees determined not to retain PricewaterhouseCoopers LLP ("PwC") as the independent accountants of the Fund effective with PwC's completion of its audit of the Fund's June 30, 1999 financial statements, and voted to appoint Ernst & Young LLP for the fiscal year ended June 30, 2000. During the two most recent fiscal years, PwC's audit reports contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principle. Further, in connection with its audits for the two most recent fiscal years and through August 11, 1999 (date of PwC's completion of the June 30, 1999 audit), there were no disagreements between the Fund and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of PwC would have caused it to make reference to the disagreements in its report on the financial statements for such years.